Exhibit 99.28(j)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the use of our report dated April 15, 2016 on the financial statements of the Driehaus Emerging Markets Dividend Growth Fund, L.P. for the year ended December 31, 2015 and to the use of our reports dated March 13, 2017 on the December 31, 2015 Schedule of Investments and on the financial statements of the Driehaus Emerging Markets Dividend Growth Fund, L.P. for the year ended December 31, 2016, in the Registration Statement (Form N-1A) of the Driehaus Mutual Funds filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 111 under the Securities Act of 1933 (Registration No. 333-05265 and 811-07655).

/s/ ERNST & YOUNG LLP

Chicago, Illinois

March 15, 2017